FOR IMMEDIATE RELEASE
                                                        Contact: Lynda L. Glass
                                                                   717.339.5085

                                ACNB CORPORATION
                         REPORTS THIRD QUARTER EARNINGS


GETTYSBURG, Pa., November 10---ACNB Corporation reported net income of $5,595,000 for the first three quarters of 2005, compared to $6,378,000 over the same period of 2004. Net income for the period ending September 30, 2004, was favorably impacted by gains on sales of securities, which are not expected to be repeated in year 2005. Net income on a per share basis amounted to $1.03 for the first nine months of 2005 and was $1.17 a year ago. Dividends paid to shareholders for the first three quarters of 2005 totaled $3,425,000, or $.63 per share, which is unchanged from September 30, 2004.

     Total assets of ACNB Corporation on September 30, 2005, were $943 million---compared to $945 million on September 30, 2004. Deposits increased by 4% over a year ago to $680 million. Total loans rose by 11% to $479 million, as compared to September 30, 2004. Equity capital at September 30, 2005, was $74.3 million, an increase of 1% from September 30, 2004.

      ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD. Originally founded in 1857, Adams County National Bank serves its marketplace via a network of seventeen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA. Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland County, PA, area. Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in sixteen states, including Pennsylvania and Maryland, and offices in Westminster, Carroll County, MD, and Timonium, Baltimore County, MD.

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ACNB #2005-15
November 10, 2005